Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

Steinway Reports Fourth Quarter 2003 Results

GAAP Basic EPS Matches Prior Year at $0.56

Adjusted Basic EPS Up 52% to $0.85

WALTHAM, MA - February 26, 2004 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and year ended December 31, 2003.  For the fourth quarter, the Company posted Basic EPS of $0.56 and Adjusted EPS of $0.85.  Adjustments are comprised of costs associated with band instrument plant closures and other non-comparable items, which are detailed in the attached financial tables.

Net sales increased 4% for the fourth quarter to $94 million and EBITDA was $16 million and cash flow from operations was $27 million.  Adjusted gross margins improved 170 basis points to 30.5%, while GAAP gross margins slipped 110 basis points to 27.7% and Adjusted operating expenses decreased by 4%.  A comparatively lower tax rate for the quarter improved EPS by $0.04.  Exchange rates positively impacted revenue by $4 million during the quarter.

For the full year, sales increased 1.5% to $337 million, and cash flow from operations and EBITDA were flat at $32 million and $46 million, respectively.  EPS was $1.09 compared to $1.68 in 2002.  Adjusted EPS increased 5% to $1.77.  Exchange rates had a nominal impact on earnings and positively impacted revenue by $10 million.

The Company ended the year with a cash balance of $42 million.  This increase in cash was generated by improvement in cash flow and management of working capital.

Piano Operations

Overseas, fourth quarter unit shipments of Steinway grand pianos rose 4% over the prior year period.  However, despite increased orders, the mix of available inventory limited domestic shipments.  This resulted in worldwide unit shipments of Steinway grand pianos even with prior year and a higher than normal backlog at year-end.  Inventory mix also affected the Company’s Boston and Essex pianos, resulting in a 12% decrease in unit shipments.  Gross margins increased 250 basis points to 37.4% on a higher mix of retail sales, more favorable product mix, improved production efficiencies and lower workers’ compensation claims.

2003 piano sales increased 9%, to $180 million from $165 million.  Unit sales of Steinway grand pianos in Japan increased 16% over the prior year and shipments to China also improved.  Gross margins slipped slightly, to 34.2% from 34.8% in the prior period.  Despite the additional expenses associated with the Steinway & Sons’ 150th anniversary, operating income for the year increased 2%.

Band Operations

Sales of band and orchestral instruments were $34 million for the fourth quarter, a decline of 6% from the prior year period.  Higher sales of professional band instruments and percussion products were offset by lower sales of student band instruments and string products.

Costs associated with plant closures negatively impacted gross margins, which were 10.6% for the quarter.  Excluding Adjustments, gross margins fell 140 basis points to 18.3% due primarily to factory inefficiencies caused by our decision to reduce inventories.  The Company completed the integration of its band businesses earlier in the year.  As a result, fourth quarter SG&A expenses dropped by 18%.

For the full year, sales were down 6% and gross margins fell to 19.7%.  Excluding Adjustments, gross margins decreased slightly, to 23.6% from 23.8% in 2002.  In addition to underabsorption of overhead, higher pension expenses also contributed to the decline.  2003 operating expenses, excluding Adjustments, were down 10% from the prior year.

Comments

CEO Dana Messina remarked, “We are excited about our strong fourth quarter performance, particularly because we achieved these results without the benefit of a turnaround in our band business.  Piano sales, which were weak in the first six months of the year, recovered well, as demand picked up both in the U.S. and overseas.  The strong retail results we posted in the fourth quarter indicate that the economic environment is improving.  In 2004, we will be adding back production days to our New York schedule so that we can catch up on backorders and meet growing demand.”

Turning to band operations, Messina said, “We are excited about the prospects for our band business in 2004.  2003 was a year of transition.  In October, we introduced dozens of new products, including many more competitively priced outsourced instruments.  Recent orders for these instruments have been strong and we expect to sell a significant number of them in the second quarter and begin realizing the full impact of our strategy in the third quarter as dealers take shipments of band instruments for the back-to-school season.  Also, by early April, we will have reduced our overall band manufacturing space by 20%.  We expect to see margin improvement on our manufactured instruments toward the end of the year, after we sell through the current inventory.”

Including an estimated $0.10 of costs associated with previously announced band plant closures, management expects earnings for 2004 to be at least $1.90 per share on a GAAP basis.

Conference Call

Steinway will be discussing its fourth quarter results, along with its outlook for 2004, on a conference call today, beginning at 5:30 p.m. EST.  A webcast of the call will be available to all interested parties at www.steinwaymusical.com.  Following the live webcast, an archived version will be available on the Company’s web site.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

Non-GAAP Financial Measures Used by Steinway Musical Instruments, Inc.

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

In addition, the Company has provided other non-GAAP measurements which present operating results on a basis excluding non-comparable items.  The Company has provided Adjusted financial information because management uses it to better understand the Company’s core operating performance on a going forward basis.  This Adjusted information also provides meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; and fluctuations in effective tax rates resulting from shifts in sources of income.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

Condensed Consolidated Statements of Income

For the Periods Ended December 31, 2003 and 2002

	Fourth Quarter		Full Year
	2003	2002	2003	2002
Net sales	$94,130	$90,569	$337,220	$332,297
Cost of sales	68,013	64,467	244,667	235,146
Gross profit	26,117	26,102	92,553	97,151

Operating expenses	18,062	17,933	69,729	65,752
Income from operations	8,055	8,169	22,824	31,399
Interest expense, net	2,777	2,934	11,945	13,279
Other (income) expense, net	(1,485)	(2,006)	(3,517)	(3,939)
Income before taxes	6,763	7,241	14,396	22,059
Provision for income taxes	1,746	2,290	4,698	7,150
Net income	$5,017	$4,951	$9,698	$14,909

Earnings per share - basic	$0.56	$0.56	$1.09	$1.68
Earnings per share - diluted	$0.55	$0.56	$1.09	$1.68

Weighted average common shares - basic	8,955	8,906	8,925	8,877
Weighted average common shares - diluted	9,040	8,906	8,926	8,882

Condensed Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Cash	$42,283	$19,099
Receivables, net	76,403	77,421
Inventories	152,029	155,843
Other current assets	17,555	14,983
Total current assets	288,270	267,346

Property, plant and equipment, net	98,937	102,567
Other assets	58,458	53,818
Total assets	$445,665	$423,731

Notes payable and current portion of long-term debt	$10,638	$8,055
Other current liabilities	50,666	45,247
Total current liabilities	61,304	53,302

Long-term debt	185,964	192,581
Other liabilities	45,762	46,640
Stockholders’ equity	152,635	131,208
Total liabilities and stockholders’ equity	$445,665	$423,731

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

Reconciliation of GAAP Earnings to Adjusted Earnings

For the Period Ended December 31, 2003

(Unaudited)

	Fourth Quarter
	GAAP	Adjustments		Adjusted
Net sales	$94,130	$—		$94,130
Cost of sales	68,013	(2,623	)(1)	65,390

Gross profit	26,117	2,623		28,740

Operating expenses	18,062	(883	)(2)	17,179

Income from operations	8,055	3,506		11,561

Interest expense, net	2,777	—		2,777
Other (income) expense, net	(1,485)	—		(1,485)

Income before taxes	6,763	3,506		10,269

Provision for income taxes	1,746	905	(3)	2,651

Net income	$5,017	$2,601		$7,618

Earnings per share - basic	$0.56			$0.85
Earnings per share - diluted	$0.55			$0.84

Weighted average common shares - basic	8,955			8,955
Weighted average common shares - diluted	9,040			9,040

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)	Reflects $1,200 lower-of-cost-or-market adjustment to inventory and $1,423 of employee severance costs, both associated with plant closures.
(2)	Reflects asset impairment charges related to plant closures.
(3)	Reflects the tax effect of the above adjustments at the Company's effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

Reconciliation of GAAP Earnings to Adjusted Earnings

For the Period Ended December 31, 2003

(Unaudited)

	Full Year
	GAAP	Adjustments		Adjusted
Net sales	$337,220	$—		$337,220
Cost of sales	244,667	(6,044	)(1)	238,623

Gross profit	92,553	6,044		98,597

Operating expenses	69,729	(2,958	)(2)	66,771

Income from operations	22,824	9,002		31,826

Interest expense, net	11,945	—		11,945
Other (income) expense, net	(3,517)	—		(3,517)

Income before taxes	14,396	9,002		23,398

Provision for income taxes	4,698	2,935	(3)	7,633

Net income	$9,698	$6,067		$15,765

Earnings per share - basic	$1.09			$1.77
Earnings per share - diluted	$1.09			$1.77

Weighted average common shares - basic	8,925			8,925
Weighted average common shares - diluted	8,926			8,926

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)

Reflects $1,903 paid in accordance with the terms of expired labor contracts; $1,258 impact of labor strikes; $1,200 from a lower-of-cost-or-market adjustment to inventory and $1,683 of employee severance costs, both associated with plant closures.

(2)	Reflects asset impairment charges related to plant closures.
(3)	Reflects the tax effect of the above adjustments at the Company's effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

Reconciliation from U.S. GAAP to EBITDA

For the Periods Ended December 31, 2003 and 2002

	Fourth Quarter
	2003	2002
Cash flows from operating activities	$26,521	$33,123
Other	(94)	(36)
Changes in operating assets and liabilities	(19,414)	(26,322)
Tax provision, net of deferred tax benefit	4,578	3,176
Net interest expense	2,777	2,934
Non-recurring, infrequent or unusual cash charges	1,423	—
EBITDA	$15,791	$12,875

	Full Year
	2003	2002
Cash flows from operating activities	$31,876	$31,048
Other	(329)	(334)
Changes in operating assets and liabilities	(9,333)	(5,962)
Tax provision, net of deferred tax benefit	7,299	8,344
Net interest expense	11,945	13,279
Non-recurring, infrequent or unusual cash charges	4,844	—
EBITDA	$46,302	$46,375